UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 19, 2023

SONNET BIOTHERAPEUTICS HOLDINGS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35570	20-2932652
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

100 Overlook Center, Suite 102 Princeton, New Jersey	08540
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (609) 375-2227

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each Class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	SONN	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01. Regulation FD.

On January 19, 2023, Sonnet BioTherapeutics Holdings, Inc. (the “Company”) issued a press release announcing that pharmacokinetic (“PK”) profile simulation of SON-1010 dosing has been completed in its randomized, placebo-controlled Phase 1 clinical trial in healthy volunteers. A copy of the press release is attached hereto as Exhibit 99.1.

The information in this Current Report on Form 8-K under Item 7.01, including the information contained in Exhibit 99.1, is being furnished to the Securities and Exchange Commission, and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by a specific reference in such filing.

Item 8.01. Other Events.

On January 19, 2023, the Company issued a press release announcing that PK profile simulation of SON-1010 dosing has been completed in its randomized, placebo-controlled Phase 1 clinical trial in healthy volunteers. Historically, the therapeutic application of cytokines has been limited by relatively short half-lives and off-target toxicities that are typically associated with peak plasma levels. SON-1010 is a proprietary version of recombinant human interleukin-12 (“rhIL-12”), configured using the Company’s Fully Human Albumin Binding (“FHAB”) technology, which has been shown to extend PK and to reduce peak drug levels for improving pharmacodynamic (“PD”) toxicity. The FHAB technology was designed to promote targeting to the tumor microenvironment (“TME”), particularly when levels of secreted protein acidic and rich in cysteine are elevated in the TME. Study SB102 (“SB102”) is a single-ascending dose trial in healthy volunteers (NCT05408572) that was initiated in July, 2022 to address the safety, PK, and PD of SON-1010 in subjects without interference from prior chemotherapy. The Safety Review Committee has found no significant safety concerns to date and has approved advancing to each higher dose level.

Typical dose-related increases were seen with SON-1010 using a validated electrochemi¬luminescence assay after subcutaneous administration. Drug levels peaked at about 11 hours with a geometric mean maximum concentration (“Cmax”) of 29, 68, and 125 pg/mL for the 50, 100, and 150 ng/kg dose groups, respectively. The mean elimination half-life (“T½”) after a 150 ng/kg dose of SON-1010 was 112 hours, compared to 12 hours for rhIL-12.

Observed increases in interferon gamma (“IFNγ”) were most pronounced and were dose-related, controlled, and prolonged. SON-1010 induced IFNγ in all active-drug subjects, which peaked at 24 to 48 hours then returned to baseline after 2 weeks. The IFNγ geomean Cmax was 398, 384, and 666 pg/mL after 50, 100, or 150 ng/kg of SON-1010, respectively, while the AUC over 48 hours was 6050, 10200, and 14600 h*pg/mL. Linear regression was used to predict the IFNγ Cmax at higher doses, which remain well within the range of safety. Low amounts of IL-10 were induced in a dose-dependent manner, which could also be due to the increase in IFNγ. There were small transient increases in IL-6, IL-8, and TNFα after dosing but no consistent pattern was seen with IL-1β, IL-2, or IL-4 and there was no evidence of cytokine release syndrome. Safety was consistent with what has been reported previously; adverse events have generally been mild/moderate, transient in nature, and have all been tolerable.

SB102 is designed to robustly evaluate the safety, PK and PD of single ascending doses of SON-1010, using larger groups of healthy volunteers, and is being conducted at a single site in Australia. The study is done in a blinded fashion, comparing a single dose of SON-1010 to placebo utilizing up to five cohorts. Both PK and PD will be closely followed during dose escalation in this double-blind, placebo-controlled study, along with an assessment of the cellular immune responses at each dose using sophisticated fluorescence activated cell sorting analysis. The primary endpoint explores the safety and tolerability of SON-1010, with key secondary endpoints intended to measure PK, PD, and immunogenicity.

Item 9.01. Financial Statements and Exhibits.

(d) The following exhibit is furnished with this report:

Exhibit No.	Description
99.1	Press Release issued by Sonnet BioTherapeutics Holdings, Inc., dated January 19, 2023.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SONNET BIOTHERAPEUTICS HOLDINGS, INC.

Date: January 19, 2023	By:	/s/ Pankaj Mohan, Ph.D.
	Name:	Pankaj Mohan, Ph.D.
	Title:	Chief Executive Officer